Exhibit 12a

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                             PUGET SOUND POWER & LIGHT COMPANY
                     STATEMENT SETTING FORTH COMPUTATIONS OF RATIOS OF
                                 EARNINGS TO FIXED CHARGES
                                   (Dollars in Thousands)

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                                                          Year Ended December 31
                                         ------------------------------------------------
                                             1993      1992      1991      1990      1989
                                         ------------------------------------------------
EARNINGS AVAILABLE FOR FIXED CHARGES
  Pre-tax income:
    Net income per statement of income   $138,327  $135,720  $132,777  $132,343  $117,749
    Federal income taxes                   83,970    72,449    56,180    64,094    50,456
    Federal income taxes charged to
      other income - net                     (382)   (2,106)   (2,267)       12   (28,743)
    Undistbuted (earnings) or losses
      of less-than-fifty-percent-owned
      entities                                 --      (567)      (16)     (114)       45)
                                          -----------------------------------------------
      Total                              $221,915  $205,496  $186,674  $196,335  $139,417

  Fixed charges:
    Interest on long-term debt           $ 86,030  $ 89,509  $ 84,791  $ 81,766  $ 81,593
    Other interest                          3,542    10,477     6,384     8,368     7,096
    Portion of rentals representative
      of the interest factor                3,937     4,474     4,463     4,388     4,505
                                          -----------------------------------------------
      Total                              $ 93,509  $104,460  $ 95,638  $ 94,522  $ 93,194

  Earnings available for
    fixed charges                        $315,424  $309,956  $282,312  $290,857  $232,611
                                          ===============================================

RATIO OF EARNINGS TO FIXED CHARGES          3.37x     2.97x     2.95x     3.08x     2.50x

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